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                      October 30, 2020

       Francesco Gattei
       Chief Financial Officer
       ENI SPA
       Piazza Vanoni, 1
       20097 San Donato Milanese (Italy)

                                                        Re: ENI SPA
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 2, 2020
                                                            File No. 001-14090

       Dear Mr. Gattei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation